UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2007

 ALTEON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16043	13-3304550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Campus Drive
Parsippany, New Jersey 07054
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (201) 934-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(a) Incorporated from Item 8.01 below.

(b) - (d) Not applicable.

ITEM 8.01	OTHER EVENTS.

On January 24, 2007, Alteon Inc. (the “Company”) received a notice from the staff (the “Staff”) of the American Stock Exchange, Inc. (“AMEX”), that AMEX has accepted the Company’s plan to regain compliance with AMEX continued listing standards, and that the Company’s listing will be continued pursuant to an extension until April 9, 2008 (the “Extension Period”).

The Company submitted a plan of compliance to AMEX on November 6, 2006, outlining its operational plan and strategic objectives, and amended its plan of compliance on January 3, 2007 and January 5, 2007 (the “Plan of Compliance”). The Plan of Compliance was prepared in response to a letter received from AMEX on October 9, 2006, indicating that the Company was below certain continued listing standards. These standards were (i) Section 1003(a)(i) of the AMEX Company Guide, as a result of the Company’s shareholder’s equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; (ii) Section 1003(a)(ii) of the AMEX Company Guide, as a result of the Company’s shareholder’s equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years; and (iii) Section 1003(a)(iii) of the AMEX Company Guide, as a result of the Company’s shareholder’s equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years. To date, the Company has not regained compliance with such continued listing standards, but is working towards achieving that goal consistent with its Plan of Compliance.

The Company will be subject to periodic review by the Staff during the Extension Period, and is required to provide the Staff with periodic updates in connection with the Plan of Compliance. Failure to make progress consistent with the Plan of Compliance or to regain compliance with the continued listing standards by the end of the Extension Period could result in the Company being delisted from the American Stock Exchange.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1 Press Release dated January 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTEON INC.
Dated: January 30, 2007

/s/ Noah Berkowitz
Noah Berkowitz, M.D., Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 30, 2007.